Exhibit 18.1

February 28, 2018

Board of Directors
Ladder Capital Corp
345 Park Avenue, 8th Floor
New York, NY 10154

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to Ladder Capital Corp’s (the “Company”) Annual Report on Form 10-K for the year ended December 31, 2017 (the “Form 10-K”) pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements in the Form 10-K and issued our report thereon dated February 28, 2018. Note 2 to the financial statements describes a change in the Company’s accounting for the LCCM 2017 - LC26 securitization transaction executed on June 29, 2017. The change stems from a change in how the Company has applied certain guidance in Accounting Standards Codification (ASC) 860, Transfers and Servicing, when evaluating the sale accounting implications of transfer restrictions attributable to the Dodd-Frank Wall Street Reform and Consumer Protection Act placed on securities acquired by a Third Party Purchaser (“TPP”). As a result of this change, the securitized (transferred) loans (previously reported as a secured borrowing transaction) have been reported as sold in the Company’s financial statements included in Form 10-K. It should be understood that the preferability of one acceptable method of accounting for another when evaluating transfers of financial assets involving the use of a TPP, specifically as it relates to evaluating transfer restrictions placed on a TPP, has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in the method of applying an accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in the method of applying an accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, a change to a preferable method in applying an accounting principle in conformity with ASC 250, Accounting Changes and Error Corrections.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
New York, New York